Exhibit 3.62

State of California

Secretary of State

CERTIFICATE OF NONFILING

GENERAL PARTNERSHIP

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That, as of January 1, 1996, Section 16105 of the Corporations Code of the State of California provides for the filing of the Statement of Partnership Authority and the subsequent filing in the office of the Secretary of State; and

That, the filing of a general partnership with the Secretary of State is permissive, and that the filing of the Statement of Partnership Authority is provided at the option of the filer.

I further certify that no record has been found in the General Partnership files of this office of a California or Foreign General Partnership, active or inactive, of the name MT. DIABLO EMERGENCY PHYSICIANS, A CALIFORNIA GENERAL PARTNERSHIP.

Please note that the search that was conducted was restricted to current General Partnership names. Therefore, if you have requested information for a General Partnership under its previous name, those records are not available and cannot be searched.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of August 11, 2005

[SEAL]	/s/ Bruce Mcpherson
BRUCE McPHERSON Secretary of State